UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2007

AirTran Holdings, Inc.

(Exact name of registrant as specified in its charter)

State of Incorporation: Nevada

Commission file number: 1-15991         I.R.S. Employer Identification No: 58-2189551

9955 AirTran Boulevard, Orlando, Florida 32827

(Address of principal executive offices) (Zip Code)

(407) 318-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

AirTran Holdings is providing the following update for the fourth quarter 2006 financial results of its wholly owned subsidiary AirTran Airways.

Load factor at AirTran Airways during December 2006 was up 0.4 points year over year to 70.4% and was down 2.5 points year over year to 69.0% for the fourth quarter 2006.

Because of the decline in load factor and weaker yields from increased competitive capacity along the East Coast, the company expects its fourth quarter unit revenue (revenue per available seat mile) to decline between 6.5% to 7.5% vs. the fourth quarter of 2005.

The competitive capacity increases peaked in November 2006. Based on published future schedules, capacity increases in AirTran key competitive markets are expected to moderate in the first quarter of 2007.

Fourth quarter costs remain on target with previously issued guidance. All-in fuel costs are expected to be within a range of $2.00 to $2.05 a gallon. Fourth quarter non-fuel costs are expected to be down approximately 3%.

Although the company anticipates reporting a modest loss in the fourth quarter, it expects to be profitable for the full year 2006.

Forward Looking Information

Statements regarding the Company’s operational and financial success, business model, expectation about future success, competitive environment, unit revenues, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company’s ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K/A for the year ended December 31, 2005. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AirTran Holdings, Inc.
(Registrant)

Date: January 3, 2007	/s/ Stanley J. Gadek
Stanley J. Gadek
Senior Vice President, Finance,
and Chief Financial Officer
(Principal Accounting and Financial Officer)